Exhibit 12.02


                                  HSBC USA Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in millions, except ratios)

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Year Ended December 31,                                      2002        2001        2000         1999        1998
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
Excluding interest on deposits

Income before cumulative effect of
 accounting change                                         $  855      $  354      $  569       $  464      $  527
Applicable income tax expense                                 510         226         339          308         238
Less undistributed equity earnings                              7           9           8            4           2
Fixed charges:
  Interest on:
   Borrowed funds                                             232         337         445          130         204
   Long-term debt                                             263         328         420          112          96
  One third of rents, net of income
   from subleases                                              17          18          22           15          14
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Total fixed charges                                           512         683         887          257         314
Earnings before taxes and cumulative
 effect of accounting change based
 on income and fixed charges                               $1,870      $1,254      $1,787       $1,025      $1,077
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Total fixed charges (as above)                             $  512      $  683      $  887       $  257      $  314
Preferred dividends                                            23          25          28            -           -
Ratio of pretax income to income
 before cumulative effect of
 accounting change                                           1.60        1.64        1.60         1.66        1.45
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Total preferred stock dividend factor                          37          41          44            -           -
Fixed charges, including preferred
 stock dividend factor                                     $  549      $  724      $  931       $  257      $  314
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Ratio of earnings to combined fixed
 charges and preferred dividends                             3.41        1.73        1.92         3.99        3.43
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Including interest on deposits

Fixed charges, including
 preferred stock dividend factor
 (as above)                                                $  549      $  724      $  931       $  257      $  314
Add: Interest on deposits                                     936       1,857       2,334          853         867
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Total fixed charges, including
 preferred stock dividend factor
 and interest on deposits                                  $1,485      $2,581      $3,265       $1,110      $1,181
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Earnings before taxes and cumulative
 effect of accounting change based on
 income and fixed charges (as above)                       $1,870      $1,254      $1,787       $1,025      $1,077
Add: Interest on deposits                                     936       1,857       2,334          853         867
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Total                                                      $2,806      $3,111      $4,121       $1,878      $1,944
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Ratio of earnings to combined fixed  charges and
preferred dividends                                          1.89        1.21        1.26         1.69        1.65
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